Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 9, 2016, relating to our audit of the consolidated financial statements of Tribute Pharmaceuticals Canada Inc. (the “Company”) as at and for the year ended December 31, 2015 (the “Report”), in the registration statement of Aralez Pharmaceuticals Inc. (Form S-8) pertaining to the registration of 1,018,639 common shares, without par value (the “Common Shares”), of Aralez Pharmaceuticals Inc. to be offered and sold under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.

Chartered Accountants

Licensed Public Accountants

Toronto, Ontario, Canada

March 15, 2016